Exhibit 10.37

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

The Employment Agreement (the “Employment Agreement”) dated January 8, 2007 between Apex Systems, Inc. (the “Company”) and Rand Blazer “Employee”) is hereby amended in the following respects:
1.    Section 2 of the Employment Agreement shall be replaced with the following provision:
The term of this Agreement and of the Employee’s employment with the Company shall be effective for the period beginning on the earlier of (i) June 1, 2007 and (ii) such other date as the Employee and the Company may agree (the “Effective Date”) and ending on December 31, 2012, unless sooner terminated in the manner herein provided. This Agreement shall automatically renew for one additional year unless either party provides the other with written notice of non-renewal after March 31, 2012 and before June 30, 2012, unless sooner terminated as provided herein.
2.    Section 4.1 of the Employment Agreement shall be replaced with the following provision:
The Company shall pay to the Employee an annual salary at a rate not less than $550,000 per year and such bonus as determined by the Board of Directors of the Company in its sole discretion, not to exceed $100,000 per year. The Company, during the term of the Employee’s employment, shall pay to the Employee his salary in equal weekly installments. The Board of Directors shall meet at least once each calendar year with the Employee to evaluate his performance and determine his bonus, if any.
IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment to the Employment Agreement on this 3rd day of August, 2009 to be effective on January 1, 2009.

/s/ Rand Blazer
Rand Blazer

APEX SYSTEMS, INC.

By: /s/ Carl Omohundro
Name: Carl Omohundro
Title: General Counsel